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                                                                    Exhibit 99.a
[LOGO OF ONEOK]
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Financial News

               Post Office Box 871          Tulsa, OK 74102-0871
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For Immediate Release:  January 18, 2001

Contact:  Weldon Watson, 918-588-7158


ONEOK ANNUAL MEETING SET FOR MAY 17, 2001 SHAREHOLDERS
TO VOTE ON 2-FOR-1 STOCK SPLIT QUARTERLY DIVIDEND DECLARED

     TULSA, Oklahoma -The board of directors of ONEOK, Inc. (NYSE:OKE), today recommended shareholders increase the number of authorized shares of common stock from 100 million to 300 million shares and effect a two-for-one split of the common stock at the company's annual meeting. Authorized shares represent the maximum number of shares the corporation may issue.

     The board also set May 17, 2001, as the date for ONEOK's annual shareholder meeting. The meeting will be held at 10 a.m. at the company's headquarters office in the auditorium of ONEOK Plaza, located at 100 West Fifth Street in Tulsa, Oklahoma. The board designated March 19, 2001, as the record date for determining those shareholders who will be entitled to vote at the annual meeting.

STOCK SPLIT

     The record date for the proposed two-for-one stock split will be May 23, 2001. The distribution date for the new shares will be June 11, 2001. If a shareholder sells any or all of their shares from two business days prior to the record date of the two-for-one split through the distribution date, the seller will owe the buyer for the distribution that will be sent to the seller as a record date holder.

     ONEOK currently has approximately 29.6 million shares of common stock outstanding. The two-for-one split will increase the number of shares outstanding to approximately 59.2 million shares. Shares outstanding represent the number of authorized shares that have been issued to shareholders.

The quarterly dividend would be divided by two to reflect the impact of the two-for-one stock split.

QUARTERLY DIVIDEND DECLARED

     In other action, the ONEOK board also declared a quarterly dividend of 31 cents per share of common stock, payable February 15, 2001, to shareholders of record at the close of business January 31, 2001. The dividend is unchanged from the previous quarter.
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     ONEOK, Inc., is a diversified energy company involved primarily in oil and gas production, natural gas processing, gathering, storage and transmission in the mid-continent areas of the United States. The company's energy marketing and trading operations provide service to customers in 27 states. The company is also the largest natural gas distributor in Kansas and Oklahoma, serving 1.4 million customers.

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